EXHIBIT 20
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place 1650 Market Street P.O. Box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Gregory E. Deavens, Investor Relations — (215) 761-6128
Wendell Potter, Media Relations — (215) 761-4450

CIGNA PROVIDES 2003 OUTLOOK AND ANNOUNCES OCTOBER 28 CONFERENCE CALL

PHILADELPHIA, October 25, 2002 – To supplement information provided in a press release dated October 24, 2002, CIGNA Corporation (NYSE: CI) today announced that it expects operating income (net income, excluding realized investment results) for full year 2003 to be in the range of $875 to $925 million or $6.25 to $6.50 per share. Operating income for the company’s Employee Health Care, Life and Disability Benefits segment for full year 2003 is expected to be in the range of $675 to $725 million.

CIGNA management will review third quarter 2002 results and discuss the outlook for full year 2002 and full year 2003 for the Employee Health Care, Life and Disability Benefits segment on a call that will take place on Monday, October 28, 2002 at 8:30 a.m. EST. The call-in numbers for the conference call are as follows:

        1-888-747-3493 (Domestic)
        1-703-871-3630 (International)

        1-888-266-2081 (Domestic Replay)
        1-703-925-2533 (International Replay)

It is strongly suggested that you call by 8:15 a.m. EST on October 28. The operator will periodically provide instruction regarding the call, as well as procedures in the event of any audio quality problems on your line. A passcode (6286320) is required to access the replay. The replay will be available from 11:30 a.m. EST on Monday, October 28 until 11:59 p.m. EST on Friday, November 15.

Additionally, the conference call will be available on a live webcast through http://www.vcall.com. Please note that this feature will be in listen-only mode.

In addition, CIGNA will release its third quarter 2002 financial results on Friday, November 1, 2002 no later than 5:00 a.m. Eastern Standard Time (EST). As previously announced, management will hold a conference call beginning at 8:30 a.m. EST that same morning.

CIGNA Corporation and its subsidiaries constitute one of the largest investor owned employee benefits organizations in the United States. Its subsidiaries are major providers of employee benefits offered through the workplace, including health care products and services; group life, accident and disability insurance; retirement products and services; and investment management. As of June 30, 2002, CIGNA Corp. and its subsidiaries had consolidated assets of $89.2 billion and shareholders’ equity of $5.2 billion. Full-year 2001 revenues totaled $19.1 billion. Web site: http://www.cigna.com

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in this press release, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. For example, this press release includes forward-looking statements regarding CIGNA’s outlook for its full year 2003 earnings. Forward-looking statements made by CIGNA may contain information about financial prospects, economic conditions, trends and other uncertainties. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from legislative and, regulatory challenges to, and new regulatory requirements imposed on, CIGNA's health care business;
3.	the risks associated with pending and potential state and federal health care class action lawsuits and other litigation;
4.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;
5.	significant reductions in customer retention;
6.	significant changes in interest rates;
7.	significant reductions in the financial strength ratings of CIGNA's insurance subsidiaries;
8.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk) and adjustments to the reserve assumptions used in estimating CIGNA’s liabilities for these reinsurance contracts;

9.

significant stock market declines, which could, among other things, reduce results in CIGNA's retirement business and result in increased pension expenses in future periods and the recognition of additional pension obligations;

10.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
11.	changes in federal income tax laws; and
12.	risk factors detailed in CIGNA's Form 10-Q for the second quarter of 2002, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.